Dutch Unilever Companies B.V. (besloten vennootschap [private limited liability company]) Postal address: PO Box 760 Office address: Museumpark 1 3000 DK Rotterdam Unilever telegrams Phone 010-464 59 11 Telex 21415 Mr R.C.S. Verheul Rotterdam, 17 May 1989 Dear Mr Verheul, We hereby confirm your transfer to the Development Application Centre as of 15 June 1989. As of this date, you will be placed in the position of Project Manager of Fabric Washing. Your job class is 21. Your salary amounts to F 69,500.00-- all-in per year as of 15 June 1989. All rights and obligations stipulated in the employment contract as concluded with you shall remain in force. If you move house in connection with this transfer, the costs of transporting your belongings will be reimbursed. In addition, as soon as you have moved house, you will receive 1 1/2 months of all-in salary, as compensation for the costs of furnishing your new home. Nederlandse Unilever Bedrijven B.V. has delegated to the Head of Development Application Centre the exercise of its rights and the performance of its obligations under your employment contract, with the exception of those relating to the termination of that contract. We would be pleased to receive a copy of this letter from you, signed for approval, by 31 May 1989 at the latest, with reference to Ms ° M. Veenendaal MSc., General Personnel Affairs Netherlands, Rotterdam. Best regards, NEDERLANDSE UNILEVER BEDRIJVEN B.V. [DUTCH UNILEVER COMPANIES B.V.] Ms ° M. Veenendaal MSc. M.H. van Mens Eng. Annex Article 69469008 International tel. - 31104645911 State Rotterdam reg. no. Rotterdam no. 53802